EXHIBIT 4.4


















                        FELCOR LODGING TRUST INCORPORATED
                   2005 Restricted Stock and Stock Option Plan



















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                        FELCOR LODGING TRUST INCORPORATED
                   2005 Restricted Stock and Stock Option Plan

                                TABLE OF CONTENTS

Section 1. Establishment, Purpose, and Effective Date of Plan                 1
           1.1   Establishment                                                1
           1.2   Purpose                                                      1
           1.3   Effective Date                                               1
Section 2. Definitions                                                        1
           2.1   Definitions                                                  1
           2.2   Gender and Number                                            2
Section 3. Eligibility and Participation                                      3
           3.1   Eligibility and Participation                                3
Section 4. Administration                                                     3
           4.1   Administration                                               3
Section 5. Stock Subject to Plan                                              3
           5.1   Number                                                       3
           5.2   Lapsed Awards                                                3
           5.3   Adjustment in Capitalization                                 3
Section 6. Shareholder Approval and Duration of Plan                          4
           6.1   Shareholder Approval                                         4
           6.2   Duration of Plan                                             4
Section 7. Stock Options                                                      4
           7.1   Grant of Options                                             4
           7.2   Option Agreement                                             4
           7.3   Option Price                                                 4
           7.4   Duration of Options                                          5
           7.5   Exercise of Options                                          5
           7.6   Payment                                                      5
           7.7   Restrictions on Stock Transferability                        5
           7.8   Termination of Employment Due to Death or Disability         5
           7.9   Termination of Employment Other than for Death or Disability 5
           7.10  Nontransferability of Options                                6
           7.11  Cancellation                                                 6
Section 8. Restricted Stock                                                   6
           8.1   Grant of Restricted Stock                                    6
           8.2   Transferability                                              6
           8.3   Other Restrictions                                           6
           8.4   Voting Rights                                                6
           8.5   Dividends and Other Distributions                            6
           8.6   Termination of Employment                                    6

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           8.7   Performance Awards                                           6
Section 9. Rights of Employees                                                7
           9.1   Employment                                                   7
Section 10. Amendment, Modification and Termination of Plan                   7
           10.1  Amendment, Modification, and Termination of Plan             7
Section 11. Miscellaneous Provisions                                          7
           11.1  Tax Withholding                                              7
           11.2  Stock Withholding Elections                                  7
           11.3  Severability                                                 8
           11.4  Notice                                                       8
Section 12. Indemnification                                                   9
           12.1  Indemnification                                              9
Section 13. Requirements of Law                                               9
           13.1  Requirements of Law                                          9
           13.2  Governing Law                                                9













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                        FELCOR LODGING TRUST INCORPORATED
                   2005 Restricted Stock and Stock Option Plan


          Section 1. Establishment, Purpose, and Effective Date of Plan

     1.1 Establishment. FelCor Lodging Trust Incorporated, a Maryland corporation, hereby establishes the "FELCOR LODGING TRUST INCORPORATED 2005 RESTRICTED STOCK AND STOCK OPTION PLAN" (the "Plan") for Independent Directors, executive officers and key employees. The Plan permits the grant of Options and Restricted Stock as a payout media for payments under the Plan.

     1.2 Purpose. The purpose of the Plan is to advance the interests of the Company, by encouraging and providing for the acquisition of an equity interest in the success of the Company by Independent Directors, executive officers and key employees, by providing additional incentives and motivation toward superior performance of the Company, and by enabling the Company to attract and retain the services of Independent Directors, executive officers and key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

     1.3 Effective Date. The Plan shall become effective on February 18, 2005, ("Effective Date"), although it is subject to shareholder approval as provided in Section 6.1.

                             Section 2. Definitions

     2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

     (a) "Award" means, collectively, each Option or Restricted Stock granted under this Plan, except that where it shall be appropriate to identify the specific type of Award, reference shall be made to the specific type of Award.

     (b) "Board" means the Board of Directors of the Company.

     (c) "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means the Compensation Committee of the Board; provided, however, that for any grant to an Independent Director, the remaining members of the Board shall serve as the Compensation Committee with respect to such grant, including, but not limited to, the approval of the grant. The Board, as a whole, may take any action which the Committee is authorized to take hereunder.

     (e)  "Company"  means  FelCor  Lodging  Trust   Incorporated,   a  Maryland
corporation.

     (f) "Disability" means an individual who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or

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mental impairment, which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

     (g) "Employee" means an employee (including officers and directors who are also employees) of the Company or its subsidiaries, affiliates (including partnerships) or any branch or division thereof.

     (h) "Fair Market Value" of a share of Stock means the reported closing sales price of the Stock on the New York Stock Exchange Composite Tape on that date, or if no closing price is reported on that date, on the last preceding date on which such closing price of the Stock was so reported. If the Stock is not traded on the New York Stock Exchange at the time a determination of its Fair Market Value is required to be made hereunder, its Fair Market Value shall be deemed to be equal to the average between the closing bid and asked prices of the Stock on the most recent date on which the Stock was publicly traded. In the event the Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its Fair Market Value shall be made by the Committee in such manner as it deems appropriate.

     (i) "Independent Director" means a director of the Company who is not an Employee.

     (j) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an "incentive stock option" ("ISO") within the meaning of Section 422 of the Code or (ii) a "non-qualified stock option."

     (k) "Participant" means any Employee or Independent Director designated by the Committee to participate in the Plan.

     (l) "Performance Award" means an Award of Restricted Stock granted pursuant to the provisions of Section 8.7 of the Plan.

     (m) "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 8 of the Plan.

     (n)  "Restricted  Stock" means Stock granted to a  Participant  pursuant to
Section 8 of the Plan.

     (o) "Stock" means the common stock of the Company, par value of $0.01.

     2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

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                    Section 3. Eligibility and Participation

     3.1 Eligibility and Participation. Participants in the Plan shall be selected by the Committee from among the Independent Directors and Employees who, in the opinion of the Committee, are in a position to contribute materially to the Company's continued growth and development and to its long-term financial success.

                            Section 4. Administration

     4.1 Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.

                        Section 5. Stock Subject to Plan

     5.1 Number. The total number of shares of Stock subject to Awards under the Plan may not exceed 1,000,000, subject to adjustment upon the occurrence of any of the events indicated in Section 5.3 hereof. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose. Without limitation, no officer of the Company or other person whose compensation may be subject to the limitations on deductibility under Section 162(m) of the Code shall be eligible to receive Awards pursuant to this Plan in excess of 250,000 shares of Common Stock in any fiscal year (the "Section 162(m) Maximum").

     5.2 Lapsed Awards. If any Award granted under the Plan terminates, expires, lapses or is canceled for any reason, any shares of Stock subject to such Award again shall be available for the grant of an Award hereunder. The Committee shall not, unless approved by (or subject to the approval of) shareholders, effect a repricing of all or any of the Options outstanding under the Plan at any time. Further, except as otherwise provided in Section 7.11 hereof, the Committee shall not, without the consent of the affected Optionee, have the authority to effect the cancellation or modification of any or all outstanding Options.

     5.3 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after the Effective Date by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to the Plan and to each Award hereunder, and to the stated Option price (if any) of each Award, shall be adjusted appropriately by the Committee or the Board, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee or the Board also shall have discretion to make appropriate adjustments in the number and type of shares subject to an Award of

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Restricted  Stock under the Plan pursuant to the terms of such an Award.  In the event of a merger  or  consolidation  where  the  Company  is not the  surviving
corporation,   the  surviving  corporation  shall  be  required  to  assume  the outstanding Awards that have not been canceled, and the Committee, in its sole discretion, shall adjust the number of shares, and the Option price (if any), so as to neither reduce or enlarge the rights of the Participant, including, but not limited to, dividing the shares and the Option price (if any) by the exchange ratio.

              Section 6. Shareholder Approval and Duration of Plan

     6.1 Shareholder Approval. All Awards granted under this Plan are subject to, and may not be exercised before, and will be rescinded and become void in the absence of, the approval of this Plan by a majority of the shareholders voting thereon at a meeting of shareholders, at which a quorum is present, held prior to the first anniversary of the Effective Date of this Plan.

     6.2 Duration of Plan. The Plan shall remain in effect, subject to the Board's right to earlier terminate pursuant to Section 10 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Option may be granted under the Plan on or after the tenth (10th) Anniversary of the Effective Date.

                            Section 7. Stock Options

     7.1 Grant of Options. Subject to the provisions of Sections 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee, and for all purposes hereof, the date of such grant shall be the date on which the Committee takes formal action to grant an Option, provided that it is followed, as soon as reasonably practicable, by written notice to the person receiving the Option. The Committee shall have complete discretion in determining the number of Options granted to each Participant and the terms and provisions thereof. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant; provided, however, that the aggregate Fair Market Value (determined at the time the Option is granted) of the Stock, with respect to which all incentive stock options granted under any plan of the Company are exercisable for the first time by a Participant during any calendar year, may not exceed $100,000. Nothing in this Section 7 of the Plan shall be deemed to prevent the grant of nonstatutory stock options in amounts that exceed the maximum established by Section 422 of the Code.

     7.2 Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, and such other provisions as the Committee shall determine.

     7.3 Option Price. The Option price of each share of Stock subject to each Option granted pursuant to this Plan shall be determined by the Committee at the time the Option is granted and shall not be less than 100% of the Fair Market Value of a share of Stock on the date the Option is granted, as determined by the Committee. In the case of incentive stock options granted to any person who owns, directly or indirectly, Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock ("Ten Percent Owner"), the Option price shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Option is granted.

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     7.4  Duration of  Options.  Each  Option  shall  expire at such time as the
Committee shall determine at the time it is granted, provided, however, that no incentive stock option shall be exercisable later than ten (10) years from the date of its grant, and no incentive stock option granted to a Ten Percent Owner shall be exercisable later than five (5) years from the date of its grant.

     7.5 Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants. Unless otherwise expressly provided in the Option, no Option may be exercised within six (6) months after the date of grant. Each Option that is intended to qualify as an incentive stock option pursuant to Section 422 of the Code shall comply with the applicable provisions of the Code pertaining to such Options. Without limitation, the Committee may, in its sole discretion, accelerate the date on which any Option may be exercised, or on which restrictions on Restricted Stock shall lapse.

     7.6 Payment. The Option price of Stock acquired upon exercise of any Option, and applicable withholding as described in Sections 11.1 and 11.2, shall be paid in full on the date of exercise, by certified or cashier's check, by wire transfer, by money order, through a broker assisted exercise, with Stock (but with Stock only if expressly permitted by the terms of the Option), or by a combination of the above. If the Option Price is permitted to be, and is, paid in whole or in part with Stock, the value of the Stock surrendered shall be its Fair Market Value on the date surrendered. The proceeds from payment of Option prices shall be added to the general funds of the Company and shall be used for general corporate purposes. For purposes of this Section 7.6, "broker assisted exercise" shall mean a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Committee designated brokerage firm to effect the immediate sale of the shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option price plus all applicable withholding and employment taxes required, and (b) the Committee to deliver the certificates for the shares directly to such brokerage firm in order to complete the sale.

     7.7 Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed, and under any blue sky or state securities laws applicable to such shares.

     7.8 Termination of Employment Due to Death or Disability. Unless otherwise expressly provided in the Option, if the employment of a Participant is terminated by reason of death or Disability, the rights under any then outstanding Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) the first anniversary of such date of termination of employment.

     7.9 Termination of Employment Other than for Death or Disability. Unless otherwise expressly provided in the Option, if the employment of the Participant shall terminate for any reason other than death or Disability, the rights under

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any then  outstanding  Option shall terminate upon the first to occur of (i) the expiration date of the Option or (ii) ninety (90) days after such date of termination of employment.

     7.10 Nontransferability of Options. Unless otherwise expressly provided in the Option, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

     7.11 Cancellation. Unless otherwise expressly provided in the Option of reference, in the event of a merger or consolidation where the Company is not the surviving corporation (or survives only as the 80% or greater owned subsidiary of another corporation), the Committee, in its sole discretion may cancel, by giving written notice (a "Cancellation Notice"), effective immediately prior to the consummation of such transaction, all or any of the vested portion of any, or all, Options that remain unexercised on such date. Such Cancellation Notice shall be given a reasonable period of time (but not less than 15 days) prior to the proposed date of such cancellation, and may be given either before or after shareholder approval (if any is required) of the transaction.

                           Section 8. Restricted Stock

     8.1 Grant of Restricted Stock. Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement. Without limitation, the Committee may accelerate the date on which restrictions lapse with respect to any Restricted Stock.

     8.2 Transferability. Except as provided in Sections 8.6 and 8.7 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock agreement, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock agreement.

     8.3 Other Restrictions. The Committee may impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

     8.4 Voting Rights. Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

     8.5 Dividends and Other Distributions. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all cash dividends distributed with respect to those shares while they are so held.

     8.6 Termination of Employment. Unless otherwise expressly provided in the Restricted Stock agreement, in the event that a Participant terminates his

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employment  with the  Company  for any reason  during the Period of  Restriction
(including death), then any shares of Restricted Stock still subject to restrictions at the date of such termination automatically shall be forfeited.


     8.7 Performance Awards. Awards of Restricted Stock may be granted under this Plan in the form of Performance Awards in any amount determined by the
Compensation Committee, but not in excess of the Section 162(m) Maximum. Performance factors may include (i) general corporate performance measures based on increases in earnings, earnings per share, EBITDA, FFO, RevPAR, revenues, operating margins, cash flow, share price performance, return on equity and total shareholder return, (ii) departmental or business unit measures based on economic value added, increased efficiencies and achievement of budgetary objectives, (iii) accomplishment of specified mergers, acquisitions, dispositions, capital expenditures, significant debt restructurings and other capital transactions, and corporate transactional objectives, (iv) demonstration of relative technical, commercial and leadership attributes and (v) similar performance factors. Performance Awards shall be subject to such terms and conditions as the Committee shall determine in its sole discretion, provided, however, that (A) the period of performance shall be not less than six months, and (B) the terms and conditions will be determined by the earlier of (i) the 90th day following the beginning of the performance period, or (ii) the day on which 25% of the performance period is complete and, in any case, before the satisfaction of the performance criteria is substantially certain.

                         Section 9. Rights of Employees

     9.1 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

           Section 10. Amendment, Modification and Termination of Plan

     10.1 Amendment, Modification, and Termination of Plan. The Board at any time may terminate, and from time to time may amend or modify the Plan, and may amend or modify Awards hereunder; provided, however, that no amendment of the Plan or of any Award hereunder, without approval of the shareholders within one year after the adoption of such amendment, may (a) increase the aggregate number of shares of Stock that may be issued under the Plan; (b) extend the term of the Plan; or (c) materially modify the requirements as to eligibility to receive Awards under the Plan. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the affected Participant(s).

                      Section 11. Miscellaneous Provisions

     11.1 Tax Withholding. Without limitation, on the date an Award is taken into a Participant's income, the Company shall have the right to withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the Company's resulting federal, state, and local withholding and employment tax requirements with respect to such Award.

     11.2 Stock Withholding Elections. With the consent of the Committee, or as expressly provided under the terms of the Award, a Participant may make an

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irrevocable  election to (a) have shares of Stock otherwise issuable  thereunder withheld,  or (b)  tender  to the  Company  shares  of  Stock  then  held by the
Participant   (whether  received  pursuant  to  (a)  or  (b)  or  in  any  other transaction) having an aggregate Fair Market Value sufficient to satisfy the Company's minimum total federal, state and local income and employment tax withholding obligations associated with the transaction. Such elections, if available, must be made by a Participant on or prior to the tax date.

     11.3 Severability. If any provision of this Plan, or any Award, is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Plan or any Award, but such provision shall be fully severable, and the Plan or Award, as applicable, shall be construed and enforced as if the illegal or invalid provision had never been included in the Plan or Award, as applicable.

     11.4 Notice. Whenever any notice is required or permitted under this Plan, such notice must be in writing and personally delivered or sent by mail or delivery by a nationally recognized courier service. Any notice required or permitted to be delivered under this Plan shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address that such person has previously specified in accordance with this Subsection, or, if by courier, seventy-two (72) hours after it is sent, addressed as described in this Subsection. The Company or the Participant may change, at any time and from time to time, by written notice to the other, the address that it or he had previously specified for receiving notices; provided further, that a Participant who is not an Employee must file such written notice with the Committee. Until changed in accordance with this Plan, the Company and the Participant shall be deemed to have specified as its and his address for receiving notices (i) as to the Company, the principal executive offices of the Company, and (ii) as to the Participant, (A) where the Participant is an Employee, the most current address of the Participant set forth in the Company's employment records, and (B) where Participant is not an Employee, the address set forth in the most recent notice. Any person entitled to notice under this Plan may waive such notice. Without limiting the generality of the forgoing, for all purposes hereof, the address of the Company shall be the address of the Committee.








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                           Section 12. Indemnification

     12.1 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with, or resulting from, any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan made in good faith and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not apply to any acts of willful misconduct by any member of the Committee or the Board. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Charter or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

                         Section 13. Requirements of Law

     13.1 Requirements of Law. The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     13.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Maryland.


                                         FELCOR LODGING TRUST INCORPORATED

                                         By: /s/ LAWRENCE D. ROBINSON
                                             ---------------------------------
                                         Name:   Lawrence D. Robinson
                                         Title:  Executive Vice President &
                                                 General Counsel











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